Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS FIRST QUARTER 2012

EARNINGS OF $2.8 MILLION, OR $0.19 PER DILUTED SHARE;

ANNOUNCES QUARTERLY DIVIDEND OF $0.09 PER SHARE

WEST SPRINGFIELD, MA — April 20, 2012 — United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), reported net income of $2.8 million, or $0.19 per diluted share, for the first quarter of 2012 compared to net income of $2.4 million, or $0.16 per diluted share, for the corresponding period in 2011. The Company also announced a quarterly cash dividend of $0.09 per share, payable on June 4, 2012 to shareholders of record as of May 11, 2012.

Financial Highlights:

•	Diluted earnings per share increased 19% compared to the same quarter last year.

•	Net income grew 17% compared to the first quarter of 2011.

•	Total loans increased 2% to $1.139 billion at March 31, 2012 from $1.122 billion at December 31, 2011, primarily due to increases of 4% in commercial mortgages and 3% in commercial business loans.

•

Credit quality remained solid, as demonstrated by the non-performing loans to total loans ratio of 79 basis points at March 31, 2012 and an annualized net charge-offs to average loans ratio of 16 basis points in the first quarter of 2012.

•	Core deposits increased 4% to $841.4 million at March 31, 2012 from $808.2 million at December 31, 2011.

•

Tangible book value per share was $14.00 at March 31, 2012. During the first quarter of 2012, the Company repurchased 129,200 shares at an average price of $15.90 per share. At March 31, 2012, the Company had approximately 201,000 shares remaining to be purchased under its current plan approved in October 2010.

“We are pleased with our first quarter performance which reflects strong growth in commercial loans and core deposits, excellent asset quality and a healthy balance sheet. We remain focused on profitably expanding our franchise through organic loan and deposit growth while maintaining excellent asset quality and effectively managing our capital and liquidity positions,” commented Richard B. Collins, President and Chief Executive Officer. “We have recently established a loan production office in Connecticut staffed by a seasoned commercial lending professional. We look forward to expanding the United Bank brand into this new market later this spring.”

Earnings Summary (Q1 2012 compared to Q1 2011)

Net income increased $420,000, or 17%, to $2.8 million for the first quarter of 2012 compared to $2.4 million for the same period last year largely due to an increase in net interest income, growth in non-interest income and a decrease in provision for loan losses, offset in part by higher non-interest expense.

•

Net interest income increased $309,000, or 2%, to $13.1 million in the first quarter of 2012 mainly as a result of an increase in average interest earning assets. Total average earning assets increased $32.1 million, or 2%, to $1.526 billion for the first quarter of 2012 driven by loan growth of 4%. The net interest margin increased by 1 basis point to 3.43% for the three months ended March 31, 2012.

•

Provision for loan losses decreased by $158,000, or 20%, to $650,000 for the three months ended March 31, 2012 driven by reductions in loan loss reserve factors and classified loans. The decrease in loan loss reserve factors is a result of improving asset quality trends and positive changes in the economic conditions.

•	Non-interest income increased by $424,000, or 20%, to $2.6 million for the three months ended March 31, 2012. The growth in non-interest income was primarily due to:

•	an increase of $116,000, or 9%, in fee income on deposit accounts driven by higher overdraft fees and growth in ATM and debit card income;

•	growth of $109,000, or 33%, in bank-owned life insurance (BOLI) income reflecting an additional $10 million BOLI investment in May 2011; and

•	improvement in net gain on sales of loans of $85,000 due to increased volume and pricing.

•

Non-interest expense increased $335,000, or 3%, to $11.3 million for the first quarter of 2012 mainly driven by increases in other expenses and salaries and benefits, partially offset by a decrease in professional fees. Other expenses increased $278,000, or 23%, reflecting higher depreciation and mortgage servicing rights expenses. The increase in depreciation expenses was due to an adjustment in the first quarter of 2011 related to the Company’s acquisition of CNB Financial Corp. in November 2009. Salaries and benefits increased by $173,000, or 3%, mainly attributable to annual merit increases, additional staffing hired to support and facilitate the Bank’s expansion, the opening of a new loan production office in Beverly, MA in the second quarter of 2011and a higher incentive compensation accrual. These unfavorable variances were partially reduced by a $155,000, or 23%, decrease in professional fees related to lower legal and consulting activities.

•	Income taxes increased $136,000, or 18%, to $899,000 for the three months ended March 31, 2012 primarily due to higher pre-tax income. The Company’s effective tax rate was 24% in both quarters.

Balance Sheet Activity:

•	Total assets increased $36.4 million, or 2%, from 2011 year end to $1.660 billion at March 31, 2012 from $1.624 billion at December 31, 2011 reflecting growth in loans and cash balances.

•

Total loans increased $17.5 million, or 2%, to $1.139 billion at March 31, 2012 reflecting growth in the commercial mortgages and commercial and industrial portfolios, partially offset by modest run-off in the residential mortgage, home equity and consumer loan portfolios. Commercial mortgage and commercial and industrial loan growth was primarily attributable to business development efforts, competitive products and pricing. The decrease in residential mortgages was driven by sales of 30-year fixed rate loans, offset to a large extent by originations of 10 and 15-year fixed rate loans.

•	Cash and cash equivalents increased $14.0 million, or 23%, to $75.5 million at March 31, 2012 mainly driven by strong deposit growth.

•

Total deposits increased $28.7 million, or 2%, to $1.259 billion at March 31, 2012 reflecting growth of $33.2 million, or 4%, in core account balances, partially offset by a decrease of $4.5 million, or 1%, in certificates of deposit. The strong growth in core account balances was driven by the success of sales and marketing initiatives, competitive products and pricing and excellent customer service. Core deposit balances were $841.4 million, or 67% of total deposits at March 31, 2012 compared to $808.2 million, or 66% at December 31, 2011.

•	Short-term debt increased $6.3 million, or 37%, mainly due to growth in overnight repurchase agreements.

Credit Quality:

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Non-performing assets totaled $11.6 million, or 0.70% of total assets, at March 31, 2012 compared to $10.6 million, or 0.65% of total assets, at December 31, 2011. The $1.0 million increase in non-performing assets is primarily driven by two new non-performing loans and an increase in other real estate owned.

•

At March 31, 2012, the ratio of the allowance for loan losses to total loans was 0.99%, equal to the prior year end level. Excluding the impact of loans acquired from CNB Financial Corp. and other financial institutions totaling $154.7 million at March 31, 2012 and $165.1 million at December 31, 2011, the ratio of the allowance for loan losses to total loans would have been 1.15% at March 31, 2012 and 1.16% at December 31, 2011. Net charge-offs totaled $457,000 or 0.16% of average loans outstanding for the quarter ended March 31, 2012 as compared to net charge-offs of $327,000 or 0.12% of average loans outstanding for the first quarter of 2011. The increase in net charge-offs resulted from write-offs of several small loans which became uncollectible.

Capital and Liquidity:

•	At March 31, 2012, the Company remains well capitalized with a tangible equity-to-tangible assets ratio of 13.22% and an equity-to-assets ratio of 13.69%.

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At March 31, 2012, the Company continued to have considerable liquidity consisting of significant balances at the Federal Reserve Bank of Boston, a large amount of marketable loans and investment securities, substantial unused borrowing capacity at the Federal Home Loan Bank of Boston and the Federal Reserve Bank of Boston and access to funding through the repurchase agreement and brokered deposit markets.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. United Bank provides an array of financial products and services through its 16 branch offices and two express drive-up branches in the Springfield region of Western Massachusetts and six branches in the Worcester region of Central Massachusetts. The bank also operates a loan production office located in Beverly, Massachusetts. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except per share amounts)

	March 31, 2012	December 31, 2011	March 31, 2011
	(unaudited)	(audited)	(unaudited)
Assets
Cash and cash equivalents	$75,548	$61,518	$72,539
Investment securities	340,712	337,710	339,609
Loans held for sale	685	53	583

Loans:
Residential mortgages	312,065	314,839	317,307
Commercial mortgages	467,022	450,180	429,949
Construction loans	30,191	30,271	30,512
Commercial loans	181,512	176,086	165,607
Home equity loans	134,368	135,518	135,625
Consumer loans	14,186	14,985	18,001

Total loans	1,139,344	1,121,879	1,097,001

Net deferred loan costs and fees	2,255	2,194	2,043
Allowance for loan losses	(11,325)	(11,132)	(10,468)

Loans, net	1,130,274	1,112,941	1,088,576

Federal Home Loan Bank of Boston stock, at cost	14,454	15,365	15,365
Other real estate owned	2,442	2,054	1,480
Deferred tax asset, net	14,368	14,006	10,821
Premises and equipment, net	17,333	16,438	15,746
Bank-owned life insurance	41,084	40,688	29,474
Goodwill	8,192	8,192	8,192
Other intangible assets	712	752	1,031
Other assets	14,394	14,035	16,309

Total assets	$1,660,198	$1,623,752	$1,599,725

Liabilities and Stockholders’ Equity

Deposits:
Demand	$208,553	$205,902	$181,208
NOW	58,078	52,899	42,117
Savings	263,076	247,664	227,069
Money market	311,684	301,770	273,536
Certificates of deposit	417,238	421,740	449,981

Total deposits	1,258,629	1,229,975	1,173,911

Short-term borrowings	23,561	17,260	18,900
Long-term debt	126,704	126,857	161,461
Subordinated debentures	5,562	5,539	5,471
Escrow funds held for borrowers	2,250	2,103	2,194
Due to broker	87	—	—
Capitalized lease obligations	4,837	4,874	4,978
Accrued expenses and other liabilities	11,320	9,783	8,758

Total liabilities	1,432,950	1,396,391	1,375,673

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares; none issued	—	—	—
Common stock, par value $0.01 per share; authorized 100,000,000 shares; shares issued: 18,706,933 at March 31, 2012, December 31, 2011 and March 31, 2011	187	187	187
Additional paid-in capital	182,671	182,475	180,926
Retained earnings	90,553	88,977	84,128
Unearned compensation	(9,874)	(10,047)	(10,578)
Accumulated other comprehensive income, net of taxes	6,549	6,752	4,512
Treasury stock, at cost (3,108,811 shares at March 31, 2012, 2,994,036 shares at December 31, 2011 and 2,610,898 shares at March 31, 2011)	(42,838)	(40,983)	(35,123)

Total stockholders’ equity	227,248	227,361	224,052

Total liabilities and stockholders’ equity	$1,660,198	$1,623,752	$1,599,725

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Interest and dividend income:
Loans	$14,075	$14,487
Investments	2,855	3,191
Other interest-earning assets	41	40

Total interest and dividend income	16,971	17,718

Interest expense:
Deposits	2,753	3,297
Borrowings	1,118	1,630

Total interest expense	3,871	4,927

Net interest income before provision for loan losses	13,100	12,791

Provision for loan losses	650	808

Net interest income after provision for loan losses	12,450	11,983

Non-interest income:
Fee income on depositors’ accounts	1,408	1,292
Wealth management income	227	240
Income from bank-owned life insurance	440	331
Net gain on sales of loans	108	23
Net gain on sales of securities	—	1
Other income	390	262

Total non-interest income	2,573	2,149

Non-interest expense:
Salaries and benefits	6,442	6,269
Occupancy expenses	874	844
Marketing expenses	440	447
Data processing expenses	1,020	988
Professional fees	506	661
FDIC insurance assessments	269	330
Low income housing tax credit fund	243	198
Other expenses	1,481	1,203

Total non-interest expense	11,275	10,940

Income before income taxes	3,748	3,192

Income tax expense	899	763

Net income	$2,849	$2,429

Earnings per share:
Basic	$0.19	$0.16
Diluted	$0.19	$0.16

Weighted average shares outstanding:
Basic	14,671	15,014
Diluted	14,987	15,259

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

SELECTED DATA AND RATIOS (unaudited)

(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended
	Mar. 31 2012		Dec. 31 2011		Sep. 30 2011		Jun. 30 2011		Mar. 31 2011
Operating Results:
Net interest income	$13,100		$13,241		$13,399		$13,382		$12,791
Loan loss provision	650		1,011		750		673		808
Non-interest income	2,573		2,570		2,423		2,211		2,149
Non-interest expense	11,275		10,718		11,001		11,403		10,940
Net income	2,849		2,980		3,085		2,690		2,429

Performance Ratios (annualized):
Return on average assets	0.70%		0.74%		0.77%		0.67%		0.62%
Return on average equity	5.00%		5.24%		5.41%		4.76%		4.36%
Net interest margin	3.43%		3.51%		3.56%		3.55%		3.42%
Non-interest income to average total assets	0.63%		0.64%		0.60%		0.55%		0.54%
Non-interest expense to average total assets	2.77%		2.66%		2.74%		2.85%		2.77%
Efficiency ratio	72.44	%(1)	68.41	%(1)	69.61	%(1)	73.09	%(1)	73.34	%(1)

Per Share Data:
Diluted earnings per share	$0.19		$0.20		$0.20		$0.18		$0.16
Book value per share	$14.57		$14.47		$14.36		$14.15		$13.92
Tangible book value per share	$14.00	(2)	$13.90	(2)	$13.79	(2)	$13.58	(2)	$13.35	(2)
Market price at period end	$15.82		$16.09		$13.69		$15.43		$16.51

Risk Profile
Equity as a percentage of assets	13.69%		14.00%		14.11%		14.15%		14.01%
Tangible equity as a percentage of tangible assets	13.22	%(2)	13.53	%(2)	13.63	%(2)	13.66	%(2)	13.51	%(2)
Net charge-offs to average loans outstanding (annualized)	0.16%		0.22%		0.23%		0.18%		0.12%
Non-performing assets as a percent of total assets	0.70%		0.65%		0.85%		0.77%		0.62%
Non-performing loans as a percent of total loans	0.79%		0.75%		1.00%		0.86%		0.76%
Allowance for loan losses as a percent of total loans	0.99	%(3)	0.99	%(3)	0.96	%(3)	0.96	%(3)	0.95	%(3)
Allowance for loan losses as a percent of non-performing loans	125.65%		131.68%		96.22%		112.01%		125.20%

Average Balances
Loans	$1,133,543		$1,119,511		$1,113,672		$1,103,305		$1,090,796
Securities	338,405		346,939		358,929		356,479		341,804
Total interest-earning assets	1,526,015		1,509,079		1,503,940		1,509,438		1,493,946
Total assets	1,628,071		1,611,447		1,605,844		1,602,767		1,579,048
Deposits	1,231,285		1,211,957		1,186,530		1,179,166		1,145,296
FHLBB advances	105,302		111,762		132,544		138,215		147,880
Stockholders’ Equity	227,854		227,678		228,278		226,279		223,067

Average Yields/Rates (annualized)
Loans	4.97%		5.18%		5.22%		5.33%		5.31%
Securities	3.37%		3.34%		3.62%		3.80%		3.73%
Total interest-earning assets	4.45%		4.62%		4.73%		4.80%		4.74%

Savings accounts	0.58%		0.69%		0.71%		0.76%		0.77%
Money market/NOW accounts	0.55%		0.62%		0.64%		0.70%		0.71%
Certificates of deposit	1.82%		1.88%		1.91%		1.99%		2.06%
FHLBB advances	3.12%		3.17%		3.26%		3.60%		3.52%
Total interest-bearing liabilities	1.31%		1.43%		1.50%		1.61%		1.68%

(1)	Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(2)	Excludes the impact of goodwill and other intangible assets of $8.9 million at March 31, 2012 and December 31, 2011, $9.0 million at September 30, 2011 and $9.2 million at June 30, 2011 and March 31, 2011.
(3)	Excluding acquired loans of $136.4 million, $146.0 million, $156.2 million, $168.6 million and $178.7 million and loans purchased from other financial institutions of $18.3 million, $19.1 million, $19.3 million, $20.8 million and $21.1 million at March 31, 2012, December 31, 2011, September 30, 2011, June 30, 2011 and March 31, 2011, respectively, allowance for loan losses as a percent of total loans, gross would have been 1.15%, 1.16%, 1.14%, 1.16%, and 1.17% for the quarters ended March 31, 2012, December 31, 2011, September 30, 2011, June 30, 2011 and March 31, 2011, respectively.